Exhibit 99.2

BeiGene Presents Updated Phase 1 Data on BTK Inhibitor BGB-3111 in Patients with Waldenström’s Macroglobulinemia at the 14th International Conference on Malignant Lymphoma

CAMBRIDGE, Mass. and BEIJING, China, June 15, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented updated data from an ongoing Phase 1 study of Bruton’s tyrosine kinase (BTK) inhibitor BGB-3111 in patients with Waldenström’s macroglobulinemia (WM) at the 14th International Conference on Malignant Lymphoma (14-ICML) in Lugano, Switzerland. The updated Phase 1 data continue to demonstrate that BGB-3111 is well tolerated, with a very good partial response (VGPR) rate of 43% and with an overall response rate (ORR) of 90% in 42 efficacy-evaluable patients with a median follow-up time of 12.3 months.

“The updated data continue to suggest that BGB-3111 is well tolerated in WM. Particularly notable is the VGPR rate of over 40% in an evaluable population of 42 patients. In addition, responses to BGB-3111 appear to deepen with time and to occur in patients both with and without MYD88 mutations. The rates of adverse event-related discontinuation and disease progression remain very low,” commented Judith Trotman, MBChB, FRACP, FRCPA, Director of Clinical Research in Haematology at the Concord Repatriation General Hospital, Clinical Associate Professor of Medicine at the University of Sydney, and the lead author of the abstract.

“We are very pleased to update our Phase 1 data of BGB-3111 in patients with WM. The high rate of VGPRs observed to date may result in part from BGB-3111’s ability to completely and sustainably occupy BTK in both circulating and nodal lymphocytes. The VGPR rate also further supports the continued evaluation of BGB-

3111 in its global, head-to-head Phase 3 study against ibrutinib in WM,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

Summary of Results from the Ongoing Phase 1 Study

The multi-center, open-label Phase 1 trial of BGB-3111 as monotherapy in B-cell malignancies is being conducted in Australia, New Zealand, South Korea, and the United States and consists of a dose-escalation phase and a dose-expansion phase in disease-specific cohorts, which include treatment naïve and relapsed/refractory WM. The ongoing dose-expansion phase is testing doses of 160 mg twice a day (BID) or 320 mg once a day (QD). As of March 31, 2017, 48 patients with WM were enrolled in the study. Responses were determined according to the modified Sixth International Workshop on WM (IWWM) criteria.

BGB-3111 was shown to be well tolerated with no discontinuation for BGB-3111-related toxicity to date. Adverse events (AEs) were generally mild in severity and self-limited. The most frequent AEs (>10%) of any attribution among 48 patients evaluable for safety were petechiae/purpura/contusion (35%), upper respiratory tract infection (31%), constipation (25%), diarrhea (19%), epistaxis (19%), nausea (17%), cough (15%), anemia (15%), headache (15%), neutropenia (13%), and rash (13%), all of which were grade 1 or 2 in severity except for grade 3 or 4 anemia and neutropenia (8% each) as well as grade 3 or 4 diarrhea and headache (2% each). Five serious AEs were assessed to be possibly related to BGB-3111; these included one case each of hemothorax, atrial fibrillation, colitis, febrile neutropenia, and headache. Among AEs of special interest, there were a total of three cases of atrial fibrillation (all grade 1 or 2), and one case of serious hemorrhage (hemothorax), defined as grade 3 or higher hemorrhage or central nervous system hemorrhage of any grade. Three events led to treatment discontinuation: one case each of bronchiectasis, prostate adenocarcinoma, and adenocarcinoma of pylorus.

At the time of the data cutoff, 42 patients were evaluable for response. Patients not evaluable for efficacy included two patients with less than 12 weeks of follow-up, three patients with IgM < 500mg/dl at baseline, and one patient with inaccurate baseline IgM due to cryoprotein. At a median follow-up of 12.3 months (4.4–30.5 months), the ORR was 90% (38/42 patients) and the major response rate was 76% (32/42 patients), with VGPRs in 43% (18/42) of patients and partial responses in 33% (14/42) of patients. There were two cases of disease progression.

Investor Call and Webcast Information

BeiGene will host an investor call and webcast to discuss the data presented at 14-ICML and its development program.

Date & Time: Friday, June 16, 2017, 2:00 PM CEST (8:00 AM EDT, 8:00 PM China Standard Time)

Dial-in Numbers: 1-845-675-0437 or 1-866-519-4004 (US), 400-620-8038 or 800-819-0121 (China), +852 30186771 (Hong Kong), or +65 67135090 (International)

Conference ID Number: 33044427

A live webcast and replay will be available on BeiGene’s investor website http://ir.beigene.com/. The dial-in replay will be available approximately two hours after the conference and will be available for two days following the event. It can be accessed by dialing 1-646-254-3697 (US), 400-632-2162 (China), +852 30512780 (Hong Kong), or +61 2 8199 0299 (International).

About BGB-3111

BGB-3111 is a potent and highly selective investigational small molecule inhibitor of BTK (Bruton’s Tyrosine Kinase). BGB-3111 has demonstrated higher selectivity against BTK than ibrutinib (the only BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase 1 experience, and sustained 24-hour BTK occupancy in both the blood and the lymph node.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for the treatment of cancer. BeiGene is working to create combination solutions aimed at having both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-3111 and our future development plans for BGB-3111. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com